Exhibit 99.1

FOR IMMEDIATE RELEASE

GORDMANS FILES VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

OMAHA, Neb. – March 13, 2017 – Apparel and home décor retailer Gordmans Stores, Inc. (NASDAQ: GMAN) today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nebraska.

Concurrently, Gordmans announced that it has entered into an agreement with Tiger Capital Group, LLC and Great American Group, LLC for the sale in liquidation of the inventory and other assets of Gordmans’ retail stores and distribution centers, subject to the receipt and Bankruptcy Court approval of a more favorable transaction. The ultimate outcome of the filing and liquidation sale is subject to the oversight and approval of the Bankruptcy Court.

“Until further notice, all Gordmans stores are operating as usual without interruption,” said Andy Hall, President and Chief Executive Officer of Gordmans. “The management team and all of our associates remain committed to continuing to provide great merchandise and service to our guests during this process.”

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) is an everyday value-priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60% off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans currently operates 106 stores in 62 markets and 22 states.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including the Company’s expectations regarding its restructuring process and the operation of its business during such process. These statements are based on assumptions and information available to the Company at the time of this press release and are not guarantees of future results. Forward-looking statements involve risks and uncertainty, including, but not limited to, the risk that the Company’s restructuring may not be consummated in a manner beneficial to the Company and its operations; risks and uncertainties associated with the length of time the Company will operate as a debtor-in-possession, which is not yet known; risks associated with the bankruptcy process and third party motions in the Chapter 11 proceedings, which may hinder or delay the Company’s ability to consummate its restructuring; the ability of the Company to obtain and maintain normal terms with customers, suppliers and service providers; the Company’s ability to maintain contracts that are critical to its operations during Chapter 11 proceedings; the Company’s financial performance and results; availability of sufficient cash flow to operate the Company during the Chapter 11 proceedings; and the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and in subsequent reports filed with the SEC. The Company’s actual results could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if they do, what impact they will have on the Company’s results of operations and financial condition. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

MEDIA CONTACT

Joan Lukas

Office: 402-895-2552 ext. 322

Cell: 402-917-3137

INVESTOR CONTACT

ICR, Inc.

Brendon Frey

(203) 682-8200